UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 6, 2012

THESTREET, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

0-25779 (Commission File Number)	06-1515824 (IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR
NEW YORK, NEW YORK 10005
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (212) 321-5000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On November 6, 2012, the Board of Directors of the TheStreet, Inc. (the “Company”), following the unanimous recommendation of the Company’s Nominating and Corporate Governance Committee, appointed Keith B. Hall to serve as a Class III director of the Company.  Mr. Hall’s term will expire at the annual meeting of the Company’s stockholders in 2014.  Mr. Hall was also appointed to serve on and Chair, the Audit Committee of the Board.

Mr. Hall has over 30 years experience in finance and has served on the board of directors of several public and private companies and has served as chair of various audit, compensation and nominating and governance committees. He is currently a director of MTM Technologies, Inc., Tectura, Inc., and WhiteFence, Inc.  Mr. Hall served as Senior Vice President and Chief Financial Officer of LendingTree, Inc., from 1999 to 2007, leading LendingTree’s initial public offering in 2000 and its subsequent acquisition by InterActive Corp. in 2003. Prior to LendingTree, Mr. Hall served as Vice President and Chief Financial Officer for three other publicly traded companies that were subsequently acquired, and prior to that spent over ten years in financial and business development positions with United Technologies Corporation.

Pursuant to the Company’s director compensation policy, Mr. Hall will receive the following compensation for his service as a director:  (i) an annual cash retainer of $30,000 for service on the Company’s Board, (ii) an annual cash fee of $20,000 for service as Chair of the Audit Committee, (iii) am annual equity award for service on the Company’s Board, and (iv) an annual equity award for service on the Company’s Audit Committee.  All such amounts will be prorated for partial service in 2012.  The Company’s non-employee director compensation policy is described in more detail in the Company’s Definitive Proxy Statement for its Annual Meeting of Stockholders filed with the U.S. Securities and Exchange Commission on April 19, 2012.  The Company intends to enter into its standard form of indemnification agreement with Mr. Hall.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET, INC. (Registrant)

Date: November 8, 2012
By: /s/ Erwin Eichmann
Erwin Eichmann
Vice President, Corporate & Business Development, General Counsel and Secretary